Exhibit 99.1

Deckers Brands Reports First Quarter Fiscal 2018 Financial Results

GOLETA, Calif.--(BUSINESS WIRE)--July 27, 2017--Deckers Brands (NYSE: DECK), a global leader in designing, marketing and distributing innovative footwear, apparel and accessories, today announced financial results for the first fiscal quarter ended June 30, 2017.

Throughout this release, references to Non-GAAP financial measures exclude the impact of certain restructuring and other charges. Additional information regarding these Non-GAAP financial measures is set forth under the heading "Non-GAAP Financial Measures" below.

“Our first quarter results reflect solid consumer demand for our spring product offering across our brands combined with earlier than planned shipments of certain fall orders,” commented Dave Powers, President and Chief Executive Officer. “While it is still early in the year, we are encouraged by our recent top-line performance. Looking ahead, we believe the product, marketing and distribution strategies we’ve implemented across our brand portfolio, along with the anticipated benefits from our cost savings initiatives, have us well positioned to achieve the operating profit improvement targets we established for fiscal 2018 and longer-term.”

First Quarter Fiscal 2018 Financial Review

  Net sales increased 20.3% to $209.7 million compared to $174.4 million for the same period last year. The year-over-year increase was primarily due to earlier than planned global wholesale shipments, an increase in Direct-to-Consumer (DTC) comparable sales, and stronger than expected sales in the HOKA ONE ONE® brand. On a constant currency basis, net sales increased 21.5%.
  Gross margin was 43.2% compared to 43.7% for the same period last year. Gross margin was slightly better than expected, and included an 80 basis point headwind from changes in foreign currency exchange rates.
  SG&A expenses were $146.9 million compared to $154.6 million for the same period last year. The year-over-year improvement was primarily the result of the execution of our cost savings plan. Non-GAAP SG&A expenses were $144.9 million.
  Operating loss was $(56.3) million compared to $(78.3) million for the same period last year. Non-GAAP operating loss was $(54.3) million.
  Diluted loss per share was $(1.32) compared to $(1.84) for the same period last year. Non-GAAP diluted loss per share was $(1.28).

Brand Summary

  UGG® brand net sales for the first quarter increased 24.9% to $114.7 million compared to $91.9 million for the same period last year. On a constant currency basis, sales increased 26.6%. The increase in sales was driven by earlier than expected global wholesale shipments originally planned for the second quarter, and an increase in DTC comparable sales fueled by strong sell through of new spring product.
  HOKA ONE ONE® brand net sales for the first quarter increased 74.2% to $30.7 million compared to $17.6 million for the same period last year. On a constant currency basis, sales increased 75.3%. The increase in sales was primarily driven by better than expected DTC and wholesale sales.
  Teva® brand net sales for the first quarter increased 8.6% to $37.7 million compared to $34.7 million for the same period last year. On a constant currency basis, sales increased 9.8%. The increase in sales was primarily driven by better global wholesale and DTC sales, as well as strong global reorder business.
  Sanuk® brand net sales for the first quarter were $26.2 million compared to $26.7 million for the same period last year, a decrease of 2.0% on both a reported and constant currency basis. The decrease in sales was primarily driven by the transfer of a retail store to a partner at the end of the last fiscal year.

Channel Summary (included in the brand sales numbers above)

  Wholesale net sales for the first quarter increased 24.5% to $144.6 million compared to $116.1 million for the same period last year. On a constant currency basis, sales increased 25.1%. The increase in sales was driven by earlier than expected global shipments, and stronger than expected HOKA ONE ONE brand sales.
  DTC net sales for the first quarter increased 11.8% to $65.1 million compared to $58.3 million for the same period last year. On a constant currency basis, sales increased 14.3%. DTC comparable sales for the first quarter increased 12.7% over the same period last year.

Geographic Summary (included in the brand and channel sales numbers above)

  Domestic net sales for the first quarter increased 10.2% to $120.7 million compared to $109.5 million for the same period last year.
  International net sales for the first quarter increased 37.2% to $89.0 million compared to $64.9 million for the same period last year. On a constant currency basis, sales increased 40.8%.

Balance Sheet

At June 30, 2017, cash and cash equivalents were $279.9 million compared to $291.8 million at March 31, 2017. The Company had no outstanding borrowings under its credit facility at June 30, 2017 compared to $110.6 million at June 30, 2016.

Company-wide inventories at June 30, 2017 decreased 5.9% to $441.6 million from $469.2 million at June 30, 2016, and was largely the result of higher than expected sales in the first quarter combined with improved inventory management.

Full Year Fiscal 2018 Outlook for the Twelve Month Period Ending March 31, 2018

The following outlook for fiscal year 2018 remains unchanged from the previously issued guidance in May 2017:

  Net sales are expected to be in the range of down 2% to flat.
  Gross margin is expected to be approximately 47.5%.
  SG&A expenses as a percentage of sales are projected to be approximately 37%.
  Non-GAAP diluted earnings per share are expected to be in the range of $3.95 to $4.15. This excludes any charges that may occur from additional store closures, restructuring and other charges.

Second Quarter Fiscal 2018 Outlook for the Three Month Period Ending September 30, 2017
  The Company expects second quarter fiscal 2018 net sales to be down approximately 10% versus the same period last year, primarily as a result of store closures, and the earlier than planned shipments in the first quarter.
  Non-GAAP diluted earnings per share is expected to be approximately $1.00 to $1.05 compared to $1.23 for the same period last year.

Non-GAAP Financial Measures

We present certain Non-GAAP financial measures in this press release, including constant currency, Non-GAAP SG&A expenses, Non-GAAP operating income and Non-GAAP diluted earnings per share, to provide information that may assist investors in understanding our financial results and assessing our prospects for future performance. We believe these Non-GAAP financial measures are important indicators of our operating performance because they exclude items that are unrelated to, and may not be indicative of, our core operating results, such as restructuring charges relating to retail store closures and office consolidations, and other charges relating to inventory write-downs, severance and asset impairments. In particular, we believe that the exclusion of certain costs and charges allows for a more meaningful comparison of our results from period to period. These Non-GAAP measures, as we calculate them, may not necessarily be comparable to similarly titled measures of other companies and may not be appropriate measures for comparing the performance of other companies relative to Deckers. For example, in order to calculate our constant currency information, we calculate the current period financial information using the foreign currency exchange rates that were in effect during the previous comparable period, excluding the effects of foreign currency exchange rate hedges and re-measurements in the condensed consolidated balance sheets. These Non-GAAP financial results are not intended to represent, and should not be considered to be more meaningful measures than, or alternatives to, measures of operating performance as determined in accordance with GAAP. To the extent we utilize such Non-GAAP financial measures in the future, we expect to calculate them using a consistent method from period to period. A reconciliation of each of the financial measures to the most directly comparable GAAP measures has been provided under the heading “Reconciliation of GAAP Financial Measures to Non-GAAP Financial Measures” in the financial statement tables included below.

Conference Call Information

The Company’s conference call to review the results for the first quarter 2018 will be broadcast live today, Thursday, July 27, 2017 at 4:30 pm Eastern Time and hosted at www.deckers.com. You can access the broadcast by clicking on the “Investor Information” tab and then clicking on the microphone icon at the top of the page.

About Deckers Brands

Deckers Brands is a global leader in designing, marketing and distributing innovative footwear, apparel and accessories developed for both everyday casual lifestyle use and high performance activities. The Company’s portfolio of brands includes UGG®, Koolaburra®, HOKA ONE ONE®, Teva® and Sanuk®. Deckers Brands products are sold in more than 50 countries and territories through select department and specialty stores, Company-owned and operated retail stores, and select online stores, including Company-owned websites. Deckers Brands has a 40-year history of building niche footwear brands into lifestyle market leaders attracting millions of loyal consumers globally. For more information, please visit www.deckers.com.

Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of the federal securities laws, which statements are subject to considerable risks and uncertainties. These forward-looking statements are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all statements other than statements of historical fact contained in this press release, including statements regarding our anticipated financial performance, including our projected net sales, margins, expenses and earnings per share, as well as statements regarding our cost savings initiatives, product and brand strategies, and marketing and distribution plans. We have attempted to identify forward-looking statements by using words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “should,” “will,” or “would,” and similar expressions or the negative of these expressions.

Forward-looking statements represent our management’s current expectations and predictions about trends affecting our business and industry and are based on information available as of the time such statements are made. Although we do not make forward-looking statements unless we believe we have a reasonable basis for doing so, we cannot guarantee their accuracy or completeness. Forward-looking statements involve numerous known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements predicted, assumed or implied by the forward-looking statements. Some of the risks and uncertainties that may cause our actual results to materially differ from those expressed or implied by these forward-looking statements are described in the section entitled “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended March 31, 2017, as well as in our other filings with the Securities and Exchange Commission.

Except as required by applicable law or the listing rules of the New York Stock Exchange, we expressly disclaim any intent or obligation to update any forward-looking statements, or to update the reasons actual results could differ materially from those expressed or implied by these forward-looking statements, whether to conform such statements to actual results or changes in our expectations, or as a result of the availability of new information.

DECKERS OUTDOOR CORPORATION
AND SUBSIDIARIES
Condensed Consolidated Statements of Comprehensive Loss
(Unaudited)
(Amounts in thousands, except for per share data)

	Three-month period ended
	June 30,
	2017	2016

Net sales	$209,717	$174,393
Cost of sales	119,092	98,141
Gross profit	90,625	76,252

Selling, general and administrative expenses	146,881	154,571
Loss from operations	(56,256)	(78,319)

Other expense, net	331	562
Loss before income taxes	(56,587)	(78,881)

Income tax benefit	(14,466)	(19,963)
Net loss	(42,121)	(58,918)

Other comprehensive (loss) income, net of tax
Unrealized (loss) gain on foreign currency hedging	(3,772)	2,909
Foreign currency translation adjustment	1,550	3,699
Total other comprehensive (loss) income	(2,222)	6,608
Comprehensive loss	$(44,343)	$(52,310)

Net loss per share:
Basic	$(1.32)	$(1.84)
Diluted	$(1.32)	$(1.84)

Weighted-average common shares outstanding:
Basic	31,991	32,024
Diluted	31,991	32,024

Reconciliation of GAAP Financial Measures to Non-GAAP Financial Measures

DECKERS BRANDS - GAAP to Non-GAAP Reconciliation
For the Three Months Ended June 30, 2017
(Amounts in thousands, except for per share data)
(Unaudited)

	Three-month period ended June 30, 2017
			Non-GAAP
	GAAP Measures	Restructuring and	Measures
	(As Reported)	Other Charges (1)	(Excluding Items) (2)
Net sales	$209,717		$209,717
Cost of sales	119,092		119,092
Gross profit	90,625		90,625

Selling, general and administrative expenses	146,881	(1,944)	144,937
Loss from operations	(56,256)	1,944	(54,312)

Other expense, net	331		331
Loss before income taxes	(56,587)		(54,643)

Income tax benefit	(14,466)		(13,727)
Net loss	$(42,121)		$(40,916)

Net loss per share:
Basic	$(1.32)		$(1.28)
Diluted	$(1.32)		$(1.28)

Weighted-average common shares outstanding:
Basic	31,991		31,991
Diluted	31,991		31,991

(1)	Amounts as of June 30, 2017 reflect charges related to restructuring costs and other charges related to organizational changes and the strategic review process.
(2)	The tax rate applied to the Non-GAAP measures is 25.1% for the fiscal quarter ended June 30, 2017.

Reconciliation of GAAP Financial Measures to Non-GAAP Financial Measures

DECKERS BRANDS - GAAP to Non-GAAP Reconciliation
For the Three Months Ended June 30, 2016
(Amounts in thousands, except for per share data)
(Unaudited)

	Three-month period ended June 30, 2016
			Non-GAAP
	GAAP Measures	Restructuring and	Measures
	(As Reported)	Other Charges (1)	(Excluding Items) (2)
Net sales	$174,393		$174,393
Cost of sales	98,141		98,141
Gross profit	76,252		76,252

Selling, general and administrative expenses	154,571	(1,732)	152,839
Loss from operations	(78,319)	1,732	(76,587)

Other expense, net	562		562
Loss before income taxes	(78,881)		(77,149)

Income tax benefit	(19,963)		(19,525)
Net loss	$(58,918)		$(57,624)

Net loss per share:
Basic	$(1.84)		$(1.80)
Diluted	$(1.84)		$(1.80)

Weighted-average common shares outstanding:
Basic	32,024		32,024
Diluted	32,024		32,024

(1)	Amounts as of June 30, 2016 reflect charges related to restructuring costs as a result of retail store closures and office consolidations.
(2)	The tax rate applied to the Non-GAAP measures is 25.3% for the fiscal quarter ended June 30, 2016.

DECKERS OUTDOOR CORPORATION
AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(Unaudited)
(Amounts in thousands)

	June 30,	March 31,
Assets	2017	2017

Current assets:
Cash and cash equivalents	$279,940	$291,764
Trade accounts receivable, net	108,895	158,643
Inventories	441,648	298,851
Other current assets	72,897	71,563
Total current assets	903,380	820,821

Property and equipment, net	219,577	225,531
Other noncurrent assets	149,901	145,428

Total assets	$1,272,858	$1,191,780

Liabilities and Stockholders' Equity

Current liabilities:
Short-term borrowings	$557	$549
Trade accounts payable	229,519	95,893
Other current liabilities	55,799	62,609
Total current liabilities	285,875	159,051

Long-term liabilities:
Mortgage payable	31,943	32,082
Other liabilities	41,366	46,392
Total long-term liabilities	73,309	78,474

Total stockholders' equity	913,674	954,255

Total liabilities and stockholders' equity	$1,272,858	$1,191,780

CONTACT:
Investor Contact:
Deckers Brands
Steve Fasching
VP, Strategy & Investor Relations
805.967.7611